Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Second Quarter Earnings

Whippany, New Jersey, May 5, 2016 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its second quarter ended March 26, 2016.

Net income for the second quarter of fiscal 2016 was $92.0 million, or $1.51 per Common Unit, compared to net income of $136.6 million, or $2.26 per Common Unit, in the prior year second quarter.

Net income and EBITDA for the second quarter of fiscal 2016 included a loss on debt extinguishment of $0.3 million.  Net income and EBITDA for the second quarter of fiscal 2015 included a loss on debt extinguishment of $15.1 million and $2.1 million in expenses related to the integration of Inergy Propane.  Excluding the effects of the foregoing items and unrealized (non-cash) mark-to-market adjustments on derivative instruments in both periods, Adjusted EBITDA (as defined and reconciled below) amounted to $145.1 million for the second quarter of fiscal 2016, compared to Adjusted EBITDA of $214.3 million in the prior year second quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “Our results for the second quarter of fiscal 2016 reflect the challenging operating environment stemming from record warm temperatures during this year’s heating season that adversely impacted customer demand during the quarter.  The flexible nature of our cost structure and the strength of our balance sheet helped mitigate some of the short-term, weather-driven earnings shortfall.  Despite the lower earnings, we continued to fund all of our working capital requirements without the need to borrow under our revolving credit facility and we ended the quarter with approximately $59.0 million of cash on hand.”

Mr. Stivala added, “During the second quarter, we took steps to further strengthen our liquidity position with the opportunistic refinancing of our revolving credit facility which was scheduled to mature in January 2017.  We received excellent support from our bank group and, despite challenging conditions in the credit markets, the new facility improves our cost of capital, further extends our debt maturities until 2021, and increases our available borrowing capacity in support of our long-term growth initiatives.”

Retail propane gallons sold in the second quarter of fiscal 2016 decreased 38.1 million gallons, or 19.1%, to 161.6 million gallons compared to 199.7 million gallons in the prior year second quarter.  Sales of fuel oil and other refined fuels decreased 6.6 million gallons, to 13.3 million gallons compared to 19.9 million gallons in the prior year second quarter.  According to the National Oceanic and Atmospheric Administration, the winter of 2015-16 was the warmest on record in the contiguous United States.  Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for the second quarter of fiscal 2016 were 13% warmer than normal and 20% warmer than the prior year second quarter.  Therefore, the period from October 2015 through March 2016 experienced heating degree days that were 18% warmer than normal and 19% warmer than the comparable prior year period.

Revenues of $404.1 million decreased $195.3 million, or 32.6%, compared to the prior year second quarter, primarily due to lower retail propane and fuel oil volumes sold and lower average retail selling prices associated with lower wholesale product costs.  Average posted propane prices (basis Mont Belvieu, Texas) and fuel oil prices were 27.0% and 40.2% lower than the prior year second quarter, respectively.  Cost of products sold for the second quarter of fiscal 2016 of $137.0 million decreased $116.7 million, or 46.0%, compared to $253.7 million in the prior year second quarter, primarily due to lower wholesale product costs and lower volumes sold.  Cost of products sold for the second quarter of fiscal 2016 included a $0.7 million unrealized (non-cash) loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $7.4 million unrealized (non-cash) loss in the prior year second quarter.  These unrealized losses are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $122.8 million for the second quarter of fiscal 2016 were $18.1 million, or 12.8%, lower than the prior year second quarter, primarily due to savings in payroll and benefit related expenses from a lower headcount, as well as lower volume-related variable costs and continued operating efficiencies.  Net interest expense of $18.9 million decreased $0.9 million, or 4.4%, primarily due to savings from the refinancing of certain of the Partnership’s senior notes completed in the second quarter of fiscal 2015.

Mr. Stivala concluded, “With the heating season now behind us, our employees are well positioned to focus on fine tuning our operating model to drive further efficiencies, and on continuing to execute on our customer base management initiatives through new customer growth and delivering superior service in every market we serve.  Our fundamentals remain strong and we will continue to pursue our strategic growth initiatives.”

As previously announced on April 21, 2016, the Partnership’s Board of Supervisors had declared a quarterly distribution of $0.8875 per Common Unit for the three months ended March 26, 2016.  On an annualized basis, this distribution rate equates to $3.55 per Common Unit.  The distribution is payable on May 10, 2016 to Common Unitholders of record as of May 3, 2016.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange.  Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928.  The Partnership serves the energy needs of approximately 1.1 million residential, commercial, industrial and agricultural customers through 700 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 26, 2015 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Six Months Ended March 26, 2016 and March 28, 2015

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 26, 2016	March 28, 2015	March 26, 2016	March 28, 2015
Revenues
Propane	$348,216	$498,616	$579,691	$853,266
Fuel oil and refined fuels	28,814	60,426	49,502	99,356
Natural gas and electricity	15,962	28,281	27,636	44,248
All other	11,148	12,066	23,168	25,463
	404,140	599,389	679,997	1,022,333

Costs and expenses
Cost of products sold	137,009	253,667	229,515	441,588
Operating	107,560	120,465	212,431	227,582
General and administrative	15,208	20,437	30,706	39,746
Depreciation and amortization	33,150	33,229	64,788	65,858
	292,927	427,798	537,440	774,774

Operating income	111,213	171,591	142,557	247,559
Loss on debt extinguishment	292	15,072	292	15,072
Interest expense, net	18,852	19,711	37,745	39,710

Income before provision for income taxes	92,069	136,808	104,520	192,777
Provision for income taxes	58	174	243	336

Net income	$92,011	$136,634	$104,277	$192,441

Net income per Common Unit - basic	$1.51	$2.26	$1.72	$3.18
Weighted average number of Common Units outstanding - basic	60,857	60,573	60,802	60,536

Net income per Common Unit - diluted	$1.51	$2.24	$1.71	$3.16
Weighted average number of Common Units outstanding - diluted	61,135	60,917	61,072	60,856

Supplemental Information:
EBITDA (a)	$144,071	$189,748	$207,053	$298,345
Adjusted EBITDA (a)	$145,102	$214,316	$212,294	$315,321
Retail gallons sold:
Propane	161,597	199,690	271,361	334,224
Refined fuels	13,296	19,898	21,861	31,159
Capital expenditures:
Maintenance	$5,831	$5,235	$10,517	$8,846
Growth	$5,922	$6,733	$14,188	$11,057

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	March 26, 2016	March 28, 2015	March 26, 2016	March 28, 2015
Net income	$92,011	$136,634	$104,277	$192,441
Add:
Provision for income taxes	58	174	243	336
Interest expense, net	18,852	19,711	37,745	39,710
Depreciation and amortization	33,150	33,229	64,788	65,858
EBITDA	144,071	189,748	207,053	298,345
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives	739	7,433	1,949	(2,072)
Loss on debt extinguishment	292	15,072	292	15,072
Product liability settlement	-	-	3,000	-
Integration-related costs	-	2,063	-	3,976
Adjusted EBITDA	$145,102	$214,316	$212,294	$315,321

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”).  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.

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